Exhibit 12

Avis Budget Group, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Three Months Ended March 31,
	2007	2006
Earnings before fixed charges:
Income (loss) from continuing operations before income taxes	$11	$(98)
Plus: Fixed charges	132	182

Earnings available to cover fixed charges	$143	$84

Fixed charges (a):
Interest, including amortization of deferred financing costs (b)	$118	$166
Interest portion of rental payment	14	16

Total fixed charges	$132	$182

Ratio of earnings to fixed charges (c)	1.1x	—

(a)

Consists of interest expense on all indebtedness (including amortization of deferred financing costs and capitalized interest) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

	Three Months Ended March 31,
	2007	2006
Related to debt under vehicle programs	$83	$97
All other	35	69

	$118	$166

(b)	Does not include interest expense from discontinued operations of $42 million for the three months ended March 31, 2006.
(c)	Earnings were not sufficient to cover fixed charges for the three months ended March 31, 2006.

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